Exhibit 99.1

NEWS RELEASE

NCR Board Adds Joe Reece to Board of Directors

ATLANTA, November 7, 2022 – NCR Corporation (NYSE: NCR), a leading enterprise technology provider, today announced Joseph “Joe” Reece, co-founder and managing partner of SilverBox Capital LLC, has been named to our Board of Directors.

Reece brings more than 35 years of experience advising public and private corporations, boards, financial sponsors and institutional investors on strategy, financing, and mergers and acquisitions in the consumer and retail, technology, media, financial services and industrial sectors. He has been the co-managing partner of SilverBox and its predecessors since 2015. He also previously served as a consultant to BDT & Company, executive vice chairman and head of investment bank for the Americas at UBS Securities, and head of equity capital markets at Credit Suisse. Reece is also currently the non-executive chair of the board of Compass Minerals (NYSE: CMP) and on the board of Quotient Technology (NASD: QUOT).

“We are excited to have Joe join the NCR board during our transition into two publicly traded companies,” said Michael D. Hayford, CEO, NCR. “He brings extensive experience that will be valuable to the board as we move ahead.”

“I look forward to working with NCR’s management team and board to maximize value for shareholders as the company undertakes a structural transformation,” said Reece. “I believe my investment banking and principal investment background and skill set will be additive in NCR’s boardroom.”

“I am pleased to welcome Joe to the NCR board. His extensive capital markets background will be a welcome addition to the board of directors as we assess opportunities to create value for our shareholders,” said Frank R. Martire, executive chairman, NCR Board of Directors.

Reece was added to NCR’s Board of Directors on November 4, 2022.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leader in transforming, connecting and running technology platforms for self-directed banking, stores and restaurants. NCR is headquartered in Atlanta, Georgia, with 38,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Web site: www.ncr.com

Twitter: @NCRCorporation

Facebook: www.facebook.com/ncrcorp

LinkedIn: www.linkedin.com/company/ncr-corporation

YouTube: www.youtube.com/user/ncrcorporation

NCR Media Contact

Scott Sykes

NCR Corporation

scott.sykes@ncr.com